Exhibit 99.1

Assurant Reports Fourth Quarter and Full-Year 2020 Financial Results
Delivered Full-Year Double-Digit Earnings Growth and Maintained Strong Balance Sheet
Performance Driven by Improvement of Specialty P&C Suite of Offerings and Continued Momentum in Mobile

Key Highlights for Full-Year 2020
• Net income of $423.1 million, or $6.99 per share, up 16 percent and 20 percent, respectively
• Net operating income[1] of $526.3 million, or $663.5 million excluding reportable catastrophes[2], down 1 percent and up 16 percent, respectively
• Net operating income per diluted share[3] of $8.63, or $10.80 excluding reportable catastrophes[4], up 1 percent and 17 percent, respectively
• $407 million of holding company liquidity available at year end
• $455 million returned to shareholders in share repurchases and common dividends
Note: References to net income refer to net income attributable to common stockholders. Comparisons in the financial highlights relate to the prior year period.

NEW YORK, February 9, 2021 — Assurant, Inc. (NYSE: AIZ), a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases, today reported results for the fourth quarter and full-year ended December 31, 2020.
“2020 marks our fourth consecutive year of strong profitable growth, demonstrating not only the effectiveness of our strategy, but also the strength and resiliency of our business model in the face of the unprecedented global challenges resulting from the COVID-19 pandemic. Our performance surpassed our initial expectations, reflecting our strong P&C offerings and the stability of our large, installed customer base, significant client partnerships, and embedded growth in Global Lifestyle,” said Assurant President and CEO Alan Colberg.

Colberg added, “As we look to sustain our track record of profitable growth and significant cash flow generation, we will continue to drive product innovation, to support the increasingly connected lifestyle of consumers, and at the same time, build a more diverse, inclusive and sustainable enterprise for all stakeholders.”

Reconciliation of Net Operating Income to GAAP Net Income Attributable to Common Stockholders1

(UNAUDITED)	4Q	4Q	12 Months	12 Months
($ in millions, net of tax)	2020	2019	2020	2019
Global Lifestyle	$87.9	$97.3	$437.2	$409.3
Global Housing	61.1	72.9	233.8	258.7
Global Preneed	8.8	16.1	48.0	52.2
Corporate and other	(22.9)	(21.6)	(92.8)	(85.6)
Interest expense	(21.1)	(20.1)	(81.2)	(82.9)
Preferred stock dividends	(4.7)	(4.7)	(18.7)	(18.7)
Net operating income	109.1	139.9	526.3	533.0
Adjustments:
Net realized gains (losses) on investments	30.5	3.9	(13.7)	54.5
Global Preneed goodwill impairment	(2.2)	—	(137.8)	—
COVID-19 direct and incremental expenses(1)	(4.2)	—	(21.5)	—
CARES Act tax benefit	—	—	84.4	—
Assurant Health runoff operations	12.2	21.4	12.7	22.1
Net charge related to Iké	—	(32.5)	(9.3)	(163.9)
Loss on extinguishment of debt and other related costs	—	—	—	(29.6)
Other adjustments	(10.9)	(9.8)	(18.0)	(52.2)
GAAP net income attributable to common stockholders	$134.5	$122.9	$423.1	$363.9
Note: A full reconciliation of net operating income to GAAP net income attributable to common stockholders can be found on page 10. Additional details about the components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: http://ir.assurant.com/investor/default.aspx
(1)Twelve Months 2020 COVID-19 expenses were primarily comprised of employee-related expenses, including costs of additional floating holidays, a one-time COVID-19 relief payment and incentive bonuses for eligible on-site employees.

Fourth Quarter 2020 Consolidated Results
•Net income was $134.5 million, or $2.23 per diluted share, compared to fourth quarter 2019 net income of $122.9 million, or $1.98 per diluted share. The increase was primarily driven by the absence of a $32.5 million charge related to Iké in fourth quarter 2019, as well as an increase in net realized gains on investments. This was partially offset by $27.7 million of higher reportable catastrophes and lower legacy Affordable Care Act receivable recoveries compared to the prior year period.

•Net operating income1 decreased to $109.1 million, or $1.82 per diluted share3, compared to fourth quarter 2019 net operating income of $139.9 million, or $2.25 per diluted share, primarily due to higher reportable catastrophes.

Excluding reportable catastrophes, net operating income2 for fourth quarter 2020 totaled $136.4 million, compared to $139.5 million in the prior year period. The decrease was primarily driven by $27.5 million of lower investment income, reflecting the impact of lower yields and a $12.0 million reduction in income from sales of real estate joint venture partnerships compared to the prior year period. This was partially offset by more favorable non-catastrophe loss experience in Global Housing. Fourth quarter 2020 also included $10.9 million of severance and real estate charges as part of ongoing expense discipline and the evolution of Assurant’s workplace environment.

•Net earned premiums, fees and other income from the Global Lifestyle, Global Housing and Global Preneed segments totaled $2.37 billion compared to $2.42 billion in fourth quarter 2019, reflecting the impact from a previously disclosed mobile program contract change. Absent this change, revenue increased modestly, primarily from growth in Global Lifestyle led by Global Automotive. This was partially offset by declines in Global Housing, mainly due to the expected run-off of our small commercial business and anticipated declines in lender-placed from the previously disclosed financially insolvent client.

Full-Year 2020 Consolidated Results
•Net income was $423.1 million, or $6.99 per diluted share, compared to full-year 2019 net income of $363.9 million, or $5.84 per diluted share. The increase was primarily driven by $154.6 million of lower charges related to the reduction in fair value of Iké compared to full-year 2019, as well as a $84.4 million one-time tax benefit in full-year 2020 related to the enactment of the federal “CARES” Act, which allows the carryback of net operating losses to years taxed at higher rates. The increase was partially offset by a $137.8 million goodwill impairment charge associated with Global Preneed, following the decision to evaluate strategic alternatives, as well as a $68.2 million decrease in net realized gains on investments, mostly due to a decline in fair value of certain collateralized loan obligations and lower net unrealized gains on equity securities.
•Net operating income1 decreased to $526.3 million, or $8.63 per diluted share3, compared to full-year 2019 net operating income of $533.0 million, or $8.55 per diluted share, primarily due to $96.2 million of higher reportable catastrophes, compared to the prior year. Strong operating results in Global Housing and continued growth in Global Lifestyle, particularly in Connected Living, partially offset the decline.

Excluding reportable catastrophes, net operating income2 for full-year 2020 totaled $663.5 million, compared to $574.0 million for full-year 2019. The increase was primarily driven by more favorable non-catastrophe loss experience in Global Housing and continued growth in mobile, as well as $16.0 million of one-time benefits in the first half of Global Lifestyle 2020 results. Earnings growth was partially offset by $69.8 million of reduced investment income, including the impact of lower yields and $14.6 million of less real estate joint venture partnership income from sales compared to the prior year period.

•Net earned premiums, fees and other income from the Global Lifestyle, Global Housing and Global Preneed segments totaled $9.52 billion, compared to $9.33 billion in full-year 2019. Excluding the impact from the mobile program contract change, revenue increased 3 percent, mainly due to growth across Global Automotive and Connected Living in Global Lifestyle, partially offset by anticipated declines in Global Housing.

Reportable Segments

Global Lifestyle

($ in millions)	4Q20	4Q19	% Change	12M20	12M19	% Change
Net operating income (5)	$87.9	$97.3	(10)%	$437.2	$409.3	7%
Net earned premiums, fees and other income	$1,817.0	$1,854.2	(2)%	$7,337.6	$7,094.2	3%

•Net operating income5 decreased in fourth quarter 2020, primarily due to a $16.3 million reduction in investment income impacting each line of business compared to the prior year period.

Absent the decline in investment income, Global Lifestyle net operating income increased, mainly from underlying growth in Global Automotive. Connected Living earnings were roughly flat year-over-year, as continued mobile subscriber growth in Asia Pacific and North America as well as positive contributions from recent mobile acquisitions were largely offset by lower mobile results in Europe. Fourth quarter 2020 results for Global Lifestyle also included $4.4 million of severance and real estate charges related to ongoing expense discipline and the evolution of Assurant’s workplace environment.

Full-year 2020 net operating income increased compared to 2019, driven primarily by Connected Living from growth in mobile subscribers in North America and Asia Pacific, as well as improved extended service contract loss experience. Global Lifestyle earnings included $16.0 million of one-time benefits in the first half of 2020. Results were partially offset by $36.1 million of lower investment income across all lines of business, unfavorable foreign exchange and declines in Global Financial Services.

•Net earned premiums, fees and other income decreased in the fourth quarter 2020, reflecting the impact from the mobile program contract change. Excluding this $78.0 million reduction, revenue increased 2 percent primarily from continued growth in Global Automotive from prior period sales and fee income from recent mobile acquisitions.

For full-year 2020, net earned premiums, fees and other income increased compared to the prior year. Excluding the $117.0 million impact from the mobile program contract change, revenue increased 5 percent, led by continued growth in Global Automotive and Connected Living, partially offset by unfavorable foreign exchange and declines within Global Financial Services.

Global Housing

($ in millions)	4Q20	4Q19	% Change	12M20	12M19	% Change
Net operating income (5)	$61.1	$72.9	(16)%	$233.8	$258.7	(10)%
Net earned premiums, fees and other income	$496.7	$513.3	(3)%	$1,977.3	$2,033.7	(3)%

•Net operating income5 decreased in fourth quarter 2020 compared to the prior year period, primarily due to $28.2 million of higher reportable catastrophes, primarily from Hurricanes Zeta and Delta.

Excluding reportable catastrophes, net operating income increased, primarily due to favorable non-catastrophe loss experience across all lines of business driven by lower claims frequency, including underwriting improvements in sharing economy offerings. The increase was partially offset by lower investment income. Global Housing fourth quarter results also included $3.9 million of severance and real estate charges related to ongoing expense discipline and the evolution of Assurant’s workplace environment.

Full-year 2020 net operating income decreased compared to 2019 primarily due to $96.3 million of higher reportable catastrophes. Excluding reportable catastrophes, net operating income increased, driven primarily by more favorable non-catastrophe loss experience across all lines of business including underwriting improvements in sharing economy offerings. The increase was also driven by higher premium rates in lender-placed, which were partially offset by a reduction in real estate owned volumes due to foreclosure moratoriums enacted in connection with COVID-19 and less policies-in-force. Lower investment income year-over-year also contributed to the offset.

•Net earned premiums, fees and other income decreased in fourth quarter and for full-year 2020, primarily due to the expected run-off of our small commercial business and declines in lender-placed policies in-force from the previously disclosed financially insolvent client as well as lower real estate owned volumes. This decrease was partially offset by higher premium rates in lender-placed and continued growth in specialty products and multifamily housing.

Global Preneed

($ in millions)	4Q20	4Q19	% Change	12M20	12M19	% Change
Net operating income (5)	$8.8	$16.1	(45)%	$48.0	$52.2	(8)%
Net earned premiums, fees and other income	$53.8	$51.4	5%	$209.4	$200.9	4%

•Net operating income5 decreased in fourth quarter 2020 compared to the prior year period, driven mainly by $4.0 million of non-recurring items, primarily including an increase in Final Need policy cancellations, in part due to a system conversion, and updated assumptions for the earnings pattern of new policies. Higher mortality related to COVID-19 and lower investment income from lower yields also contributed to the decrease in the quarter.

Full-year 2020 net operating income decreased compared to 2019, primarily due to higher mortality from COVID-19 and lower investment income. Full-year 2019 included a previously disclosed $9.9 million charge for an accounting adjustment.

•Net earned premiums, fees and other income increased in fourth quarter 2020 and for full-year 2020, primarily due to growth in domestic pre-funded funeral policies and prior period sales of the Final Need product.

Corporate and Other

($ in millions)	4Q20	4Q19	% Change	12M20	12M19	% Change
Net loss attributable to common stockholders	$(23.3)	$(63.4)	63%	$(295.9)	$(356.3)	17%
Net operating loss (6)	$(22.9)	$(21.6)	(6)%	$(92.8)	$(85.6)	(8)%

•Net operating loss6 increased in fourth quarter 2020, primarily due to lower investment income from lower asset balances and yields compared to the prior year period. Fourth quarter net operating loss also included $2.3 million of severance and real estate charges related to ongoing expense discipline and the evolution of Assurant’s workplace environment.

For full-year 2020, net operating loss increased, primarily due to lower investment income from lower asset balances and yields, partially offset by lower employee-related expenses.

Holding Company Liquidity Position

•Holding company liquidity totaled $407 million as of December 31, 2020, or $182 million above the company’s current targeted minimum level of $225 million.

Dividends paid by operating segments to the holding company in fourth quarter 2020 totaled $292 million. For full-year 2020, dividends paid to the holding company totaled $821 million, a portion of which included tax benefits related to the “CARES” Act.
In fourth quarter 2020, the company closed its acquisitions of HYLA Mobile and EPG Insurance, Inc. for $368 million. The acquisitions were financed using cash on hand and, for the HYLA Mobile acquisition, $244 million of net proceeds from the company’s November 2020 offering of 2061 Subordinated Notes, all of which are reflected in fourth quarter 2020 holding company liquidity.

Additionally, in January 2021, the company repaid the remaining $50 million in principal of its 2021 Senior Notes that were due in March 2021.

•Share repurchases and common and preferred dividends totaled $191 million in fourth quarter 2020. During fourth quarter 2020, Assurant repurchased 1.1 million shares of common stock for $147 million. From January 1 through February 5, 2021, the company repurchased an additional 120 thousand shares for approximately $16 million, with $770 million remaining under the current repurchase authorization. This includes an additional $600 million in repurchase authorization announced in January 2021. Dividends to shareholders totaled $44 million, including $39 million in common stock dividends and $5 million in preferred stock dividends.

For full-year 2020, share repurchases and common and preferred dividends totaled $473 million. Assurant repurchased 2.4 million shares of common stock for $300 million and paid dividends to shareholders totaling $173 million, including $155 million in common stock dividends and $19 million in preferred stock dividends.

2021 Company Outlook

The company expects to provide its full-year 2021 outlook following the outcome of its evaluation of strategic alternatives, including a potential sale, of Global Preneed.

Earnings Conference Call
The fourth quarter 2020 earnings conference call and webcast will be held Wednesday, February 10, 2021 at 8:00 a.m. ET. The live and archived webcast, along with supplemental information, will be available on Assurant’s Investor Relations website:
http://ir.assurant.com/investor/default.aspx

About Assurant
Assurant, Inc. (NYSE: AIZ) is a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases. Anticipating the evolving needs of consumers, Assurant partners with the world’s leading brands to develop innovative products and services and to deliver an enhanced customer experience. A Fortune 500 company with a presence in 21 countries, Assurant offers mobile device solutions; extended service contracts; vehicle protection services; pre-funded funeral insurance; renters insurance; lender-placed insurance products; and other specialty products. The Assurant Foundation strengthens communities by supporting charitable partners that help protect where people live and can thrive, connect with local resources, inspire inclusion and prepare leaders of the future.
Learn more at assurant.com or on Twitter @AssurantNews.
Media Contact:
Linda Recupero

Senior Vice President, Enterprise Communication
Phone: 201.519.9773
linda.recupero@assurant.com

Investor Relations Contacts:
Suzanne Shepherd
Senior Vice President, Investor Relations
Phone: 201.788.4324
suzanne.shepherd@assurant.com

Sean Moshier
Assistant Vice President, Investor Relations
Phone: 914.204.2253
sean.moshier@assurant.com

Safe Harbor Statement
Some of the statements included in this news release and its exhibits, particularly those with respect to the process to explore strategic alternatives for Global Preneed, including any statements regarding the company’s anticipating future financial performance, business prospects, growth and operating strategies and similar matters, may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The company does not have a definitive timetable to complete its review of strategic alternatives for Global Preneed and there can be no assurance that any such process will result in a transaction.
You can identify forward-looking statements by the use of words such as “outlook,” “will,” “may,” “can,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” and the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that our future plans, estimates or expectations will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. We undertake no obligation to update or review any forward-looking statement, whether as a result of new information, future events or other developments. The following factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:
(i)the loss of significant clients, distributors or other parties with whom we do business, or the failure to renew contracts with them on favorable terms, or those parties facing financial, reputational or regulatory issues;
(ii)significant competitive pressures, changes in customer preferences and disruption;
(iii)the failure to implement our strategy and to attract and retain key personnel, including executives;
(iv)the failure to find suitable acquisitions, integrate completed acquisitions or grow organically;
(v)our inability to recover should we experience a business continuity event;
(vi)the failure to manage vendors and other third parties on whom we rely to conduct business and provide services to our clients;
(vii)risks related to our international operations;
(viii)declines in the value of mobile devices, the risk of guaranteed buybacks or export compliance risk in our mobile business;

(ix)our inability to develop and maintain distribution sources, and attract and retain sales representatives and executives with key client relationships;
(x)risks associated with joint ventures, franchises and shared ownership;
(xi)negative publicity relating to our business or industry;
(xii)the impact of general economic, financial market and political conditions;
(xiii)the impact of the COVID-19 pandemic, including the scope and duration of the outbreak, government actions and restrictive measures taken in response, and its effect on the global economic and financial markets;
(xiv)the impact of catastrophic and non-catastrophe losses, including as a result of climate change;
(xv)the adequacy of reserves established for claims and our inability to accurately predict and price for claims;
(xvi)a decline in financial strength ratings or corporate senior debt ratings;
(xvii)a fluctuation in exchange rates;
(xviii)an impairment of goodwill or other intangible assets;
(xix)the failure to maintain effective internal control over financial reporting;
(xx)the impact of unfavorable conditions in the capital and credit markets on our ability to access capital and pay our debts or expenses;
(xxi)a decrease in the value of our investment portfolio, including due to market, credit and liquidity risks;
(xxii)an impairment of our deferred tax assets;
(xxiii)the inadequacy or unavailability of reinsurance coverage and the credit risk of reinsurers, including those to whom we have sold business through reinsurance;
(xxiv)the credit risk of some of our agents, third-party administrators and clients;
(xxv)the inability of our subsidiaries to pay sufficient dividends to the holding company and limitations on our ability to declare and pay dividends;
(xxvi)the failure to effectively maintain and modernize our information technology systems and infrastructure, or the failure to integrate those of acquired businesses;
(xxvii)breaches of our information systems or those of third parties with whom we do business, or the failure to protect data in such systems, including due to cyber-attacks;
(xxviii)the costs of complying with, or the failure to comply with, extensive laws and regulations to which we are subject, including those related to privacy, data security and data protection;
(xxix)the impact of changes in tax, insurance and other laws and regulations;
(xxx)the impact from litigation and regulatory actions;
(xxxi)reductions or deferrals in the insurance premiums we charge; and
(xxxii)employee misconduct.

For additional information on factors that could affect our actual results, please refer to the factors identified in the reports we file with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to the risk factors identified in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each as filed with the SEC.
Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.
(1)Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income attributable to common stockholders, excluding the Global Preneed goodwill impairment, net realized gains (losses) on investments (which includes unrealized gains (losses) on equity securities and changes in fair value of direct investments in collateralized loan obligations), COVID-19 direct and incremental expenses, the net charge related to Iké, foreign exchange gains (losses) from remeasurement of monetary assets and liabilities, the CARES Act tax benefit, as well as other highly variable or unusual items other than reportable catastrophes. The company believes net operating income provides investors with a valuable measure of the performance of the company’s ongoing business because the excluded items do not represent the ongoing operations of the company. The comparable GAAP measure is net income attributable to common stockholders.

(UNAUDITED)	4Q	4Q	12 Months	12 Months
($ in millions)	2020	2019	2020	2019
Net operating income	$109.1	$139.9	$526.3	$533.0
Adjustments (pre-tax):
Net realized gains (losses) on investments	38.3	4.8	(17.4)	66.3
Global Preneed goodwill impairment	—	—	(137.8)	—
COVID-19 direct and incremental expenses	(5.3)	—	(27.2)	—
CARES Act tax benefit (after-tax)	—	—	84.4	—
Assurant Health runoff operations	15.5	27.1	16.1	28.0
Net charge related to Iké	—	(32.5)	(5.9)	(163.0)
Loss on extinguishment of debt and other related costs	—	—	—	(37.4)
Other adjustments(1)	(12.3)	(12.0)	(18.9)	(60.7)
(Provision) benefit for income taxes	(10.8)	(4.4)	3.5	(2.3)
GAAP net income attributable to common stockholders	$134.5	$122.9	$423.1	$363.9
(1)Additional details about the components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: http://ir.assurant.com/investor/default.aspx

(2)Assurant uses net operating income (defined above), excluding reportable catastrophes (which represents catastrophe losses net of reinsurance and client profit sharing adjustments and including reinstatement and other premiums), as another important measure of the company’s operating performance. The company believes this metric provides investors with a valuable measure of the performance of the company’s ongoing business because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income attributable to common stockholders.

(UNAUDITED)	4Q	4Q	12 Months	12 Months
($ in millions)	2020	2019	2020	2019
Global Lifestyle(1)	$87.9	$97.8	$437.2	$409.4
Global Housing, excluding reportable catastrophes	88.4	72.0	371.0	299.6
Global Preneed	8.8	16.1	48.0	52.2
Corporate and other	(22.9)	(21.6)	(92.8)	(85.6)
Interest expense	(21.1)	(20.1)	(81.2)	(82.9)
Preferred stock dividends	(4.7)	(4.7)	(18.7)	(18.7)
Net operating income, excluding reportable catastrophes	136.4	139.5	663.5	574.0
Adjustments, pre-tax:
Net realized gains (losses) on investments	38.3	4.8	(17.4)	66.3
Global Preneed goodwill impairment	—	—	(137.8)	—
Reportable catastrophes	(34.7)	0.5	(173.7)	(51.8)
COVID-19 direct and incremental expenses	(5.3)	—	(27.2)	—
CARES Act tax benefit (after-tax)	—	—	84.4	—
Assurant Health runoff operations	15.5	27.1	16.1	28.0
Net charge related to Iké	—	(32.5)	(5.9)	(163.0)
Loss on extinguishment of debt and other related costs	—	—	—	(37.4)
Other adjustments(2)	(12.3)	(12.0)	(18.9)	(60.7)
(Provision) benefit for income taxes	(3.4)	(4.5)	40.0	8.5
GAAP net income attributable to common stockholders	$134.5	$122.9	$423.1	$363.9
(1)4Q 2019 excludes reportable catastrophes of $0.5 million after-tax ($0.6 million pre-tax) and Twelve Months 2019 excludes reportable catastrophes of $0.1 million after-tax ($0.1 million pre-tax), related to prior year reportable catastrophes.
(2)Additional details about the components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: http://ir.assurant.com/investor/default.aspx

(3)Assurant uses net operating income per diluted share as an important measure of the company’s stockholder value. Net operating income per diluted share equals net operating income (defined above) plus any dilutive preferred stock dividends divided by the weighted average number of diluted shares outstanding. The company believes this metric provides investors with a valuable measure of stockholder value because it excludes items that do not represent the ongoing operations of the company. The comparable GAAP measure is net income attributable to common stockholders per diluted share, defined as net income attributable to common stockholders plus any dilutive preferred stock dividends divided by the weighted average number of diluted shares outstanding.

(UNAUDITED)	4Q	4Q	12 Months	12 Months
	2020	2019	2020	2019
Net operating income per diluted share(1)	$1.82	$2.25	$8.63	$8.55
Adjustments, pre-tax:
Net realized gains (losses) on investments	0.61	0.07	(0.28)	1.06
Global Preneed goodwill impairment	—	—	(2.18)	—
COVID-19 direct and incremental expenses	(0.08)	—	(0.43)	—
CARES Act tax benefit (after-tax)	—	—	1.34	—
Assurant Health runoff operations	0.25	0.42	0.25	0.45
Net charge related to Iké	—	(0.51)	(0.09)	(2.62)
Loss on extinguishment of debt and other related costs	—	—	—	(0.60)
Other adjustments(2)	(0.20)	(0.19)	(0.31)	(0.97)
(Provision) benefit for income taxes	(0.17)	(0.06)	0.06	(0.03)
Net income attributable to common stockholders per diluted share(1)	$2.23	$1.98	$6.99	$5.84
(1)Information on the share counts used in the per share calculations are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx
(2)Additional details about the components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: http://ir.assurant.com/investor/default.aspx

(4) Assurant uses net operating income per diluted share, excluding reportable catastrophes, as another important measure of the company's stockholder value. The company believes this metric provides investors with a valuable measure of stockholder value because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income attributable to common stockholders per diluted share, defined as net income attributable to common stockholders plus any dilutive preferred stock dividends divided by the weighted average number of diluted shares outstanding.

(UNAUDITED)	4Q	4Q	12 Months	12 Months
	2020	2019	2020	2019
Net operating income, excluding reportable catastrophes, per diluted share(1)	$2.26	$2.24	$10.80	$9.21
Adjustments, pre-tax:
Net realized gains (losses) on investments	0.61	0.07	(0.28)	1.06
Global Preneed goodwill impairment	—	—	(2.18)	—
Reportable catastrophes	(0.56)	0.01	(2.75)	(0.83)
COVID-19 direct and incremental expenses	(0.08)	—	(0.43)	—
CARES Act tax benefit (after-tax)	—	—	1.34	—
Assurant Health runoff operations	0.25	0.42	0.25	0.45
Net charge related to Iké	—	(0.51)	(0.09)	(2.62)
Loss on extinguishment of debt and other related costs	—	—	—	(0.60)
Other adjustments(2)	(0.20)	(0.19)	(0.31)	(0.97)
(Provision) benefit for income taxes	(0.05)	(0.06)	0.64	0.14
Net income attributable to common stockholders per diluted share(1)	$2.23	$1.98	$6.99	$5.84
(1)Information on the share counts used in the per share calculations are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx
(2)Additional details about the components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: http://ir.assurant.com/investor/default.aspx

(5) Segment net operating income of the Global Lifestyle, Global Housing and Global Preneed operating segments is equal to GAAP segment net income.

(6) Assurant uses Corporate and Other net operating loss as an important measure of the Corporate and Other segment’s performance. Corporate and Other net operating loss equals Corporate and Other segment net loss attributable to common stockholders, excluding the Global Preneed goodwill impairment, interest expense, net realized gains (losses) on investments (which includes unrealized gains (losses) on equity securities and changes in fair value of direct investments in collateralized loan obligations), COVID-19 direct and incremental expenses, the net charge related to Iké, foreign exchange gains (losses) from remeasurement of monetary assets and liabilities, the CARES Act tax benefit, as well as other highly variable or unusual items other than reportable catastrophes. The company believes Corporate and Other net operating loss provides investors a valuable measure of the performance of the company’s corporate segment because it excludes highly variable items that do not represent the ongoing results of the company’s corporate segment. The comparable GAAP measure is Corporate and Other segment net loss attributable to common stockholders.

(UNAUDITED)	4Q	4Q	12 Months	12 Months
($ in millions)	2020	2019	2020	2019
GAAP Corporate and Other segment net loss attributable to common stockholders	$(23.3)	$(63.4)	$(295.9)	$(356.3)
Adjustments, pre-tax:
Net realized (gains) losses on investments	(38.3)	(4.8)	17.4	(66.3)
Global Preneed goodwill impairment	—	—	137.8	—
COVID-19 direct and incremental expenses	5.3	—	27.2	—
CARES Act tax benefit (after-tax)	—	—	(84.4)	—
Interest expense	26.8	25.4	102.9	105.0
Assurant Health runoff operations	(15.5)	(27.1)	(16.1)	(28.0)
Net charge related to Iké	—	32.5	5.9	163.0
Loss on extinguishment of debt and other related costs	—	—	—	37.4
Other adjustments(1)	12.3	12.0	18.9	60.7
Provision (benefit) for income taxes	5.1	(0.9)	(25.2)	(19.8)
Preferred stock dividends	4.7	4.7	18.7	18.7
Corporate & other net operating loss	$(22.9)	$(21.6)	$(92.8)	$(85.6)
(1)Additional details about the components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

A summary of net operating income disclosed items is included on page 15 of the company’s Financial Supplement, which is available on Assurant’s Investor Relations website:
http://ir.assurant.com/investor/default.aspx

Assurant, Inc.
Consolidated Statement of Operations (unaudited)
Three Months and Twelve Months Ended December 31, 2020 and 2019

	4Q		12 Months
	2020	2019	2020	2019
($ in millions except number of shares and per share amounts)
Revenues
Net earned premiums	$2,119.7	$2,067.5	$8,342.7	$8,020.0
Fees and other income	248.4	351.7	1,182.7	1,311.2
Net investment income	146.6	185.0	574.9	675.0
Net realized gains (losses) on investments	38.4	4.8	(16.2)	66.3
Amortization of deferred gains on disposal of businesses	2.0	(2.6)	10.7	14.3
Total revenues	2,555.1	2,606.4	10,094.8	10,086.8
Benefits, losses and expenses
Policyholder benefits	640.4	647.8	2,549.3	2,654.7
Selling, underwriting, general and administrative expenses	1,704.5	1,721.9	6,782.0	6,572.6
Goodwill impairment	—	—	137.8	—
Net Iké losses	—	32.5	5.9	163.0
Interest expense	26.8	25.4	104.5	110.6
Loss on extinguishment of debt	—	—	—	31.4
Total benefits, losses and expenses	2,371.7	2,427.6	9,579.5	9,532.3
Income before provision for income taxes	183.4	178.8	515.3	554.5
Provision for income taxes	44.4	50.0	72.6	167.7
Net income	139.0	128.8	442.7	386.8
Less: Net loss (income) attributable to non-controlling interests	0.2	(1.2)	(0.9)	(4.2)
Net income attributable to stockholders	139.2	127.6	441.8	382.6
Less: Preferred stock dividends	(4.7)	(4.7)	(18.7)	(18.7)
Net income attributable to common stockholders	$134.5	$122.9	$423.1	$363.9

Net income attributable to common stockholders per share:
Basic	$2.27	$2.01	$7.04	$5.87
Diluted	$2.23	$1.98	$6.99	$5.84

Common stock dividends per share	$0.66	$0.63	$2.55	$2.43

Share data:
Basic weighted average shares outstanding	59,310,101	61,167,672	60,114,670	61,942,969

Diluted weighted average shares outstanding	62,399,318	64,266,672	63,179,938	62,313,468

Assurant, Inc.
Consolidated Condensed Balance Sheets (unaudited)
At December 31, 2020 and December 31, 2019

	December 31,	December 31,
	2020	2019
	($ in millions)
Assets
Investments and cash and cash equivalents	$17,908.0	$16,434.4
Reinsurance recoverables	9,839.9	9,593.4
Deferred acquisition costs	7,573.5	6,668.0
Goodwill	2,589.3	2,343.4
Value of business acquired	1,156.5	2,004.3
Assets held in separate accounts	2,188.3	1,839.7
Other assets	3,394.4	3,387.9
Assets of consolidated investment entities	—	2,020.1
Total assets	$44,649.9	$44,291.2

Liabilities
Policyholder benefits and claims payable	$12,721.5	$12,495.0
Unearned premiums	17,308.0	16,603.6
Debt	2,252.9	2,006.9
Liabilities related to separate accounts	2,188.3	1,839.7
Accounts payable and other liabilities	4,224.4	3,976.9
Liabilities of consolidated investment entities	—	1,687.0
Total liabilities	38,695.1	38,609.1

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	5,241.6	5,241.3
Accumulated other comprehensive income	709.8	411.5
Total Assurant, Inc. stockholders’ equity	5,951.4	5,652.8
Non-controlling interest	3.4	29.3
Total equity	5,954.8	5,682.1
Total liabilities and equity	$44,649.9	$44,291.2